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                                                                    EXHIBIT 99.6

Confidentiality and Non-competition Agreement of AsiaInfo Computer Networks (Beijing) Co. Ltd.

                                                     Appendix to Labour Contract



AsiaInfo Computer Networks (Beijing) Co. Ltd. (hereinafter referred to as "Party A"), a wholly-owned enterprises of the United States and [Name of Executive] (hereinafter referred to as "Party B") enter into this Agreement on matters relating to the granting of the Company's commercial secrets and the prevention of the divergence of such secrets and inappropriate competition as follows:

1. Party A and Party B acknowledge that an employee shall, during the term of his employment, be entitled to obtain the Company's commercial secrets and confidential information but at the same time be obliged to keep the same confidential and not to divulge the same to outside parties. Both Parties deem that commercial secrets shall legally mean intangible assets and the divulgence of commercial secrets shall be an illegal act.

2. Commercial secrets referred to in this Agreement shall mean technical information and operating information which have not come to the knowledge of the public, are capable of bringing economic benefits to Party A and practical and have been kept confidential by Party A through the adoption of security measures.

3. Party B agrees at any time not to divulge or communicate to any person or organization commercial secrets or confidential information in any form which may affect Party A's business operations or any matter in connection therewith (unless Party A has expressly granted approval in writing).

4. Party B agrees not to provide other enterprises or individuals with any service with or without compensation which may affect the development of the Company.

5. In the case of termination of the Labour Contract entered into between Party A and Party B, Party B warrants that it shall transfer, without any condition, to Party A all information carriers in relation to Party A's business which are being handled or controlled by Party B (such as equipment, laser disks, magnetic disks, magnetic tapes, note books, documents, memoranda, reports, files, samples, account books, letters, lists or other records in written or diagrammatic forms, etc.). If necessary, Party B shall hold a conversation for resignation with the officers in charge of personnel matters or other designated personnel and complete signing and seal affixing procedures for resignation and the hand-over and take-over of his job.

6. Party B undertakes not to disclose to future employers confidential information as defined in Article 2 of this Agreement which shall be kept confidential by Party B.
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7.       Party B agrees that, within one year upon the termination of the Labour
         Contract by Party A, Party B shall not, without the written approval of Party A, employ any personnel of Party A or introduce Party A's employees to take a post in Party B's new working unit.

8. Any invention related to the work of Party B' post made by Party B alone or with other parties during the period when Party B is employed by Party A shall belong to Party A, unless otherwise authorised and approved by Party A.

9. Party B agrees to make known to Party A the patent or copyright that Party B applies for during the term of his employment or within one year after his resignation.

10. If Party B takes the initiative to terminate the Labour Contract signed with Party A, then Party B shall not, within 2 years after his resignation, participate in commercial activities or in services of a commercial company in direct competition with Party A.

Supplementary Provisions

1. Once signed, this Agreement shall not be amended or terminated unless otherwise agreed by Party A or this Agreement is in contravention of the laws and regulations of the State.

2. If either Party A or Party B violates any provisions of this Agreement, the other party shall have the right to take legal action.

3. This Agreement shall be a supplementary document to the Company's fixed Labour Contract.

4. This Agreement is executed in duplicate, with Party A and Party B each holding one original.



Party A: AsiaInfo Computer Networks (Beijing) Co. Ltd.

Signature (official seal) of Legal Representative:



Party B (signature):

([Name of Executive])

Date:

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